Exhibit 5.1

Faegre Drinker Biddle & Reath LLP One Logan Square, Suite 200 Philadelphia, Pennsylvania 19103 +1 215 988 3330 main

March 20, 2025

Context Therapeutics Inc.
2001 Market Street, Suite 3915, Unit #15
Philadelphia, Pennsylvania 19103

Re:        Registration Statement on Form S-8
        Context Therapeutics Inc. 2021 Long Term Equity Incentive Plan
        Stock Option Agreements (Inducement Grant)
Ladies and Gentlemen:
We have acted as counsel to Context Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Act”). The Registration Statement registers the offer and sale of up to an additional 3,588,167 shares (the “2021 Plan Shares”) of the Company’s common stock, par value $0.001 per share ("Common Stock"), issuable pursuant to the Context Therapeutics Inc. 2021 Long Term Equity Incentive Plan (the “2021 Plan”), and the issuance of up to 363,407 shares (the "Inducement Shares," and together with the 2021 Plan Shares, the "Shares") of Common Stock, which may be issued upon the exercise of the 363,407 stock options granted to certain employees of the Company in connection with their hiring, pursuant to those certain Stock Option Agreements (Inducement Grant) entered into between the Company and each such employee (each, an “Inducement Agreement” and, collectively, the “Inducement Agreements”), which Inducement Agreements are all in substantially the same form.
For purposes of this opinion letter, we have examined the 2021 Plan, the form of Inducement Agreement, the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company, as currently in effect, the Amended and Restated Bylaws of the Company, as currently in effect, and the resolutions of the Company’s board of directors authorizing the issuance of the Shares. We have also examined a certificate of the Secretary of the Company dated the date hereof (the “Certificate”) and originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records and other records, agreements, instruments, certificates of public officials and documents as we have deemed necessary as a basis for the opinions hereinafter expressed and have reviewed such matters of law as we have deemed relevant hereto. As to all issues of fact material to this opinion letter, we have relied on certificates, statements or representations of public officials, of officers and representatives of the Company (including the Certificate) and of others, without any independent verification thereof.
In our examination, we have assumed: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures, including electronic signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (v) the authenticity of the originals of such latter documents; (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, documents, instruments, certificates and records we have reviewed; and (vii) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.
Based upon such examination and review, and subject to the foregoing and the other qualifications, assumptions and limitations set forth herein, it is our opinion that:

1.All necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the 2021 Plan Shares to be issued in accordance with the 2021 Plan and that, when (a) the 2021 Plan Shares have been issued and sold as contemplated in the Registration Statement and related prospectus and in accordance with the 2021 Plan and any applicable award agreement, and (b) where applicable, the consideration for the 2021 Plan Shares specified in the

2021 Plan and any applicable award agreement has been received by the Company, the 2021 Plan Shares will be validly issued, fully paid and nonassessable.

2.All necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Inducement Shares to be issued in accordance with the applicable Inducement Agreement, and that, when (a) the Inducement Shares have been issued and sold upon the due exercise of the applicable stock options by the holder thereof, as contemplated in the Registration Statement and related prospectus and in accordance with the applicable Inducement Agreement, and (b) the consideration for the Inducement Shares specified in the applicable Inducement Agreement has been received by the Company, the Inducement Shares will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware.
This opinion speaks only as of the date the Registration Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion thereafter. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP

                        FAEGRE DRINKER BIDDLE & REATH LLP